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                                                                   EXHIBIT 10.11

                         [PAIN THERAPEUTICS LETTERHEAD]


March 29, 1999

Barry M. Sherman, M.D.
2830 Churchill Drive
Hillsborough, CA 94010


Dear Barry,

As an entrepreneurial enterprise, I believe PTI could tremendously benefit from your experience in providing leadership to fast growing bio-medical organizations. In this spirit, I am pleased to offer you the position of Executive Vice President and Chief Medical Officer of PTI. The terms of your employment reflect both the letter and the spirit of our previous discussions and are outlined below:

1. As Executive Vice President and Chief Medical Officer, you will report to PTI's President & CEO.

2. Your primary responsibilities will include helping:
     a) to grow the Company from an entrepreneurial outfit to a structured organization
     b) to generally advise the Company in your area of expertise from
     c) to assess the reasonableness of PTI's clinical development strategy
     d) to execute its clinical trials

3. You will be a member of PTI's Management Committee.

4. Your cash compensation will be $12,500 per month ($150,000 per year) and will be reviewed annually.

5. You will receive an option to buy 250,000 (two hundred and fifty thousand) shares of PTI common stock. This option will be priced at the fair market value of PTI's common stock at the date of grant, which is currently $0.10 per share. Your option will vest monthly over 48 months, starting on a mutually agreed upon vesting commencement date.

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6. Your start date will be April 5, 1999, as we've mutually agreed upon.

7. You be eligible to receive medical, life insurance, disability or other health, insurance or other benefits provided to regular PTI employees as these become defined and available to other employees.

8. You will be entitled to earn and to take three (3) weeks paid vacation at times mutually agreeable to you and PTI. Unused vacation may not be reimbursed or carried forward from year to year.

9. You or PTI may terminate this employment agreement with 1 month notice for any or no reason. You will not receive severance or other termination benefits or any other benefits (including vesting of unvested stock) in the event either you or PTI terminates this employment arrangement for any reason or no reason.

10. You warrant and represent that you have no commitments or obligations inconsistent with PTI's offer of employment.

11. PTI will reimburse you for all reasonable business and travel expenses incurred on behalf of PTI.

12. You agree to sign a Confidentiality Agreement (attached).

13. This offer expires March 31, 1999 unless mutually signed before then.

14. In the event of termination of this agreement, you agree to facilitate the transfer to PTI of all clinical data and intellectual property that, in PTI's opinion, is relevant to the conduct of its business.

Barry, I believe these terms reflect our discussions. If acceptable to you, please sign and return one original copy. Over the course of the next 12 months, we will be building a world management team and I see you as an integral member of that team.

I truly look forward to working with you!

/s/ REMI BARBIER
------------------------
Remi Barbier
President & CEO


                                                               I accept,

                                       /s/ BARRY M. SHERMAN
                                       ---------------------------------
                                        Barry M. Sherman, M.D.

                                 Date: 4/2/99
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